Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:	Urologix:
Fred B. Parks, Chairman and CEO
(763) 475-1400

UROLOGIX NAMES ELISSA J. LINDSOE AS CHIEF FINANCIAL OFFICER

Lindsoe Joins Company’s Senior Management Team, Bringing over Sixteen Years

Executive Leadership and Financial Management Experience

MINNEAPOLIS – September 29, 2006 — Urologix®, Inc. (NASDAQ:ULGX), today announced the appointment of Elissa J. Lindsoe to the position of Chief Financial Officer (CFO). Lindsoe, who joins Urologix’ executive leadership team effective September 29, 2006, will be responsible for the Company’s financial operations and will oversee all treasury, investor relations, human resources, customer service, order management, and information technology functions. Lindsoe will report to Fred B. Parks, Chairman and Chief Executive Officer of Urologix, Inc.

“Elissa brings an extraordinary breath of financial experience to Urologix that will be relevant to improving our current business model and guiding new initiatives,” commented Parks, “We are delighted with her decision to join Urologix.”

“I’m excited to be joining the Urologix team,” said Lindsoe. “I’m looking forward to working with management and the board of directors to build upon the Company’s momentum and to help drive the Company’s continued growth.”

Ms. Lindsoe was most recently the CFO of Identix Incorporated, which was acquired in August 2006. From 1997 to 2004, Ms. Lindsoe was at Secure Computing Corporation with her latest position being Vice President and Treasurer. Between 1990 and 1997, Ms. Lindsoe held various positions with increasing responsibility at MVE, Inc. and Honeywell, Inc. Elissa earned a Bachelor of Accounting degree from the University of Minnesota, Duluth. She resides in Shoreview, MN with her husband and three children.

About Urologix

Urologix, Inc., based in Minneapolis, develops, manufactures and markets minimally invasive medical products for the treatment of urological disorders. The company has developed and offers non-surgical, anesthesia-free, catheter-based treatments that use a proprietary cooled microwave technology for the treatment of benign prostatic hyperplasia (BPH), a condition that affects more than 23 million men worldwide. Urologix’ products include the CoolWave™, Targis® and Prostatron® control units and the Cooled ThermoCath®, Targis® and Prostaprobe® catheter families. All of Urologix’ products utilize Cooled ThermoTherapy™ – targeted microwave energy combined with a unique cooling mechanism to protect healthy tissue and enhance patient comfort – and provide safe, effective, lasting relief of the symptoms of BPH.